Exhibit 4.5

Dated March 22, 2011

WRITTEN CONSENT

TO AMEND THE INVESTORS’ RIGHTS AGREEMENT

Reference is made to Section 8.4 of the Amended and Restated Investors’ Rights Agreement entered into on March 26, 2008 among Global Market Group Limited (the “Company”), Series A Investors, Series B Investors, Key Shareholders, Global Market Group (Asia) Limited, Global Market (Guangzhou) Co., Ltd., Global Market International Logistics Co., Ltd., Global Market Logistics Co., Ltd. and Guangzhou Shen Long Computer Science Co., Ltd (the “Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Agreement.

The Company, Series A Investors, Series B Investors and holders of the Ordinary Shares hereto agree that the definition of “Qualified IPO” as stipulated in Schedule 2 to the Agreement is amended and replaced in its entirety by the following:

“Qualified IPO” means a registered public offering by the Company of its Ordinary Shares (or depositary receipts or other securities evidencing Ordinary Shares) that is approved by the majority of the Board and after which the Ordinary Shares (or depositary receipts or other securities evidencing Ordinary Shares) are listed on the New York Stock Exchange or the Nasdaq, or in a similar public offering of Ordinary Shares (or depositary receipts or other securities evidencing Ordinary Shares) in a jurisdiction and on a securities exchange outside of the United States of similar international stature, including The Stock Exchange of Hong Kong Limited.

IN WITNESS WHEREOF, the Company, Series A Investors, Series B Investors and holders of the Ordinary Shares hereto have executed this written consent as of the date hereof.

[Signature Page Follows]

/s/ Weijia (David Ling) Pan	/s/ Shuang Wang
Global Market Group Limited /s/ Weijia (David Ling) Pan	Beprecise Investments Limited /s/ Fumito Takashima
Global Marketing Group Holding Limited	JAFCO Asia Technology Fund IV

/s/ Chojuro Yoshida	/s/ Riichiro Emori
NIFSMBC-V2006S1 Investment Limited Partnership /s/ Tsui Hui Huang	NIFSMBC-V2006S3 Investment Limited Partnership /s/ Yip Chi Chiu
Huitung Investments (BVI) Limited /s/ Wang Ching	Ultra View Investments Limited /s/ Weijia (David Ling) Pan
Shanghai International Shanghai Growth Investment Limited /s/ Weijia (David Ling) Pan	Weijia (David Ling) Pan /s/ Weijia (David Ling) Pan
Future World International Limited	World Target Limited

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